Exhibit 77(q)(1)

Exhibits

(a)(1)  Unanimous Written Consent dated January 30, 2009 fixing the number of trustees on the board at 10 – filed herein.

(a)(2)  Amendment No.3 dated March 2, 2009 to the Declaration of Trust ING Separate Portfolios Trust dated March 2, 2007 with regard to a name change of ING SPorts the abolition of series of shares of beneficial trust for ING National Tax-Exempt Bond Fund. – filed herein.